Maytag 3Q 1999 Results to Approximate 3Q 1998


  NEWTON, Iowa-(September 10, 1999)- Maytag Corporation announced it expects results for the third quarter 1999 to approximate its record earnings per share

(EPS) performance in the third quarter 1998, but will not meet the consensus earnings estimate of $.99 published by First Call.  For the quarter, Maytag sees a modest increase in sales revenue with earnings per share approximating the normalized $.84 that was reported in the third quarter 1998.

   Maytag indicated third quarter results, compared to the prior year, will be influenced primarily by lower unit volume at the mid to lower price points in home appliances, where the corporation has yet to fully develop and implement its innovation strategy.  For the quarter, the overall strength in premium brand appliances likely will not be sufficient to offset continued share erosion at the mid to low price points.  Inventory adjustments, due to lower than expected unit volume in home appliances, are expected to result in higher operating costs and inefficiencies compared to the prior year.

   Additionally, the corporation s sales, general, and administrative expenses will approximate the levels experienced in the first and second quarters of

1999, but will be higher compared to last year s third quarter.  The higher year over year SG&A is related primarily to initiatives aimed at extracting more growth from the current product line-up and initiatives to deliver future growth by driving innovation more rapidly, especially in premium brands.

     "Our model to create shareowner value is based on innovation and operating excellence," said Lloyd D. Ward, Maytag chairman and CEO.  "We are focused on taking product innovation more fully and widely across every product line and brand.  That s what we are delivering in Maytag and Hoover brands.  Those premium brands continue to deliver higher average selling prices, although that clearly was not enough to offset weakness in our value brands and in basic business operations.

     "We also are taking steps to strengthen operations in our core business through productivity, quality improvement, and cost reduction.  Our approach,

which we began in early in 1999, combines the best of Lean Manufacturing and Six

Sigma concepts.  Thus far, it has delivered significant operating improvements in pilot applications across our businesses.  Now, we are accelerating its application broadly throughout the entire corporation.

     Maytag also indicated it expects fourth quarter 1999 results to be in line with the prior year s record fourth quarter performance.  Ward re-emphasized that although Maytag s momentum has slowed somewhat, over the course of a business cycle the corporation expects to deliver annual revenue growth in the

mid-to-high single digit range, with EPS growing at double-digit rates   the

mid-teens.  Maytag expects to deliver these annual growth rates in 1999.

      An innovation strategy also enables us to deliver periodic breakout years when growth in sales and EPS is much higher, driven by breakthrough product

innovation,  Ward said.   During the past 24 months, we have benefited

significantly from that type of innovation   specifically the Maytag Neptune

clothes washer and the Hoover WindTunnel upright vacuum lines   and dramatically

expanded distribution for major appliances.  Those innovation waves helped deliver unusually high levels for sales and earnings, which now are built into our base business.

      To create new breakout years in sales and earnings, we will get smarter,

faster, and better at delivering innovation and operating excellence in every business and across every product line.  That s the work we have in front of

us.

     Maytag Corporation is a leading producer of home and commercial appliances.

Its products are sold to customers throughout North America and in targeted international markets.



Forward-Looking Statements:  Certain statements in this news release,

including any discussion of management expectations for future periods,

constitute "forward-looking statements" within the meaning of the Private

Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements.  Refer to Part II, Item 7 of Maytag's Annual

Report on Form 10-K for the year ended December 31, 1998, for a description of such factors.



CPI9922
Media Contact:                               Additional Information:


Tom Schwartz                                 www.maytagcorp.com

Maytag Corporate Communications
515-787-6342

tschw@maytag.com